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                                                                      EXHIBIT 23



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Strategic Hotel Capital, Inc. on Form S-8 of our report dated March 31, 2004, related to the consolidated financial statements of Strategic Hotel Capital, L.L.C. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statements of Financial Accounting Standards Nos. 133, 142 and 144), appearing in the Prospectus, which is part of Amendment No. 6 to Registration Statement No. 333-112846 of Strategic Hotel Capital, Inc., and of our report dated June 23, 2004 relating to the financial statement schedules appearing elsewhere in such Registration Statement.




DELOITTE & TOUCHE LLP

Chicago, Illinois
June 23, 2004